Exhibit 99.1

October 18, 2012

YouChange Completes Merger with Earth911 and Changes Name to Infinity Resources Holdings Corp.

Infinity Resources Holdings Corp. becomes a leader in recycling and proper disposal of commercial and consumer waste streams.

TEMPE, AZ- YouChange Holdings Corp (YCNG), a leader in electronics collection, e-waste tracking and re-commerce, today announced the completion of a merger with Earth911, Inc. and a name change to Infinity Resources Holdings Corp. (“Infinity”). Earth911 will continue to operate as a wholly owned subsidiary of Infinity.

Earth911, through its Earth911.com website, will have over 7.5 million visitors and over 20 million page views in 2012. Earth911 clients include some of the leading consumer product companies and retailers that are making a difference in sustainability and true product stewardship, including Mobil1, Sprint, Green Mountain Coffee Roasters, Lowe’s, Castrol, and Owens Corning. In addition to its industry leading recycling solutions, Earth911 owns a 50% interest in Quest Resources Management Group, LLC based in Frisco, TX. Quest is a leader in the design and implementation of innovative recycling solutions to help companies be environmentally responsible. Quest has grown rapidly in this emerging market and was recently named one of Inc. Magazine’s fastest growing private companies, ranking No. 928 on the sixth annual Inc. 5000 list with 2011 revenue of $121.9 million. http://www.prweb.com/releases/2012/8/prweb9823443.htm

Infinity President and CEO Barry Monheit commented, “We are very excited to close the merger with YouChange and begin executing our strategic plan to introduce YouChange into other markets. There is considerable synergy in the consumer marketplace with Earth911 and YouChange that is well underway.”

YouChange founder, Jeff Rassas, who will remain as a Strategic Business Consultant to Infinity added, “Now that the merger is completed, we can focus on becoming a major factor in landfill diversion, an emerging market, through our partnership with Earth911 and Quest. My unique experience of having been a former CEO of both Earth911 and YouChange has given me a perspective of how these two companies can work together to accomplish their goals. Earth911.com is a valuable national, even global, resource, showing me and millions of other users how and where to recycle in my neighborhood, kind of like a Wikipedia for recycling that keeps me “in the know” with what’s new, interesting facts, how-to ideas, and helpful tips across multiple platforms.”

Earth911 President Corey Lambrecht commented, “Consumers are always looking for ways to use their “always on” connection in their daily lives. Earth911 allows consumers to access proper disposal information, including recycling, by searching for hyper-local information that is relevant to them. Earth911’s mobile solutions captures consumer search intent much like Yelp and LinkedIn, but with a focus on sustainability of the planet. According to the Tellus Institute, landfill diversion through recycling and composting is predicted to grow 3 times its 2008 levels by 2030, and the combination of Earth911, Quest, and YouChange is uniquely positioned to become the dominant market leader and take advantage of emerging opportunities arising from disruptions in landfill diversion. Our team of seasoned public company executives looks forward to leveraging our public currency to add world class talent and companies to our sustainability portfolio.”

Monheit added that “with new financing in place, we are well positioned to be the industry leader as we look to maximize shareholder value.”

The Earth911 Recycling Directory enables consumers to search more than 1.5 million ways to recycle and powers solutions for leading consumer brands interested in:

- Providing an end-of-life solution for every product and package.

- Understanding recycling availability for product design and substantiation of environmental claims.

- Promoting sustainability messaging through highly targeted advertising platforms.

Earth911 is a leading zero-waste lifestyle content publisher that connects millions of consumers with daily features, news, and tips on making the most of every consumer product while reducing waste to landfills. Earth911 is the go-to source for a growing, enthusiastic audience across the US who seeks recycling and green living information daily. Earth911 content is promoted across multiple platforms including social media, mobile, and content sharing partners.

By revolutionizing the way people think about waste, Earth911 is dedicated to maximizing recycling rates and promoting a sustainable economy.

With over 400,000 downloads, the iRecycle application, powered by Earth911, (available on iPhone, iPad, and Android) is the easiest and most accessible way to get people plugged into local recycling opportunities. iRecycle provides access to more than 1.5 million ways to recycle plus the latest in green news and ideas to match your lifestyle. Find where to recycle, read the latest news, and connect socially.

Quest Recycling Services, LLC provides complete commercial waste stream management for large and mid-sized corporations in automotive, industrial, municipal, fleet, hospitality, and foodservice industries. Headquartered in Frisco, Texas, Quest manages the recycling effort of over 8,500 client locations throughout the US and Canada. Reduce, Reuse, Recycling and Manage (R3M) is a program developed exclusively by Quest to help companies better manage their waste streams and help achieve a zero waste goal. R3M is designed to identify items currently going to a disposal outlet that can be managed and removed from a company’s waste stream(s).

Through Quest’s value-added expertise and national network of pre-screened partners, Quest clients include several Fortune 100 companies. Quest helps companies:

-	Lower operational expenses and be environmentally responsible

-	Generate incremental revenue by maximizing the value from their waste streams

-	Create an audit and accountability trail that achieves sustainability and profitability objectives.

Forward-Looking Statements

This document contains forward-looking statements that are subject to a number of risks, assumptions, and uncertainties that could cause the Company’s actual results to differ materially from those projected. These risks, assumptions, and uncertainties include the following: the ability of the Company to raise capital; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price-competitive marketplace; changes in nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly acquired businesses; the impact of technical change; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Infinity Resources Corp.

Barry Monheit, CEO

CEO@infinityresourcescorp.com

Investor Relations

Barry Gross

361.949.4999